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                                  EXHIBIT 99.1

                                  NEWS RELEASE

                                GLAMIS GOLD LTD.

FOR IMMEDIATE RELEASE

Trading Symbol: TSE, NYSE - GLG                                November 19, 1998

                    GLAMIS GOLD TO ACQUIRE RAYROCK RESOURCES
              RAYROCK POSTPONES REQUISITIONED SHAREHOLDERS MEETING

November 19, 1998, Reno, Nevada & Toronto, Ontario - Glamis Gold Ltd. (NYSE &
TSE: GLG) and Rayrock Resources Inc. (TSE: RAY) today announced they have entered into an agreement whereby Glamis will acquire all of the issued and outstanding shares of Rayrock pursuant to a statutory plan of arrangement (the "Arrangement"). The transaction will bring together Rayrock's assets and operations management with Glamis' experienced production team, its operating properties and the portfolio of mineral exploration and development properties in Central America. Upon completion of the Arrangement, Glamis will be a well-funded dynamic organization with 5 operating gold mines and an active exploration and development program in Central America. "Rayrock provides Glamis with additional cash flow and financial strength, a strong presence in Nevada, and a foothold in Chile," stated Mr. McArthur. He added that recent acquisitions have expanded Glamis' shareholder base, which should result in enhanced market attraction.

Under the terms of the Arrangement, each individual Rayrock shareholder will be entitled to elect to receive, in exchange for each multiple voting and subordinate voting share of Rayrock held, either, (i) 2.2 common shares of Glamis or (ii) 1.5 common shares of Glamis and CDN$3.00. Cash payments under the Arrangement will be limited to a total of CDN$24,000,000. The Arrangement is subject to a number of usual conditions including the finalization of formal documentation, receipt by each of Glamis and Rayrock of required regulatory and shareholder approvals and approval of the Ontario Court of Justice.

Under the terms of the agreement between the two companies, Rayrock has agreed not to actively pursue significant transactions with any other parties, subject to usual exceptions to enable Rayrock's directors to fulfil their fiduciary duties. Rayrock has also agreed with Glamis that, if Rayrock does not complete the Arrangement with Glamis in certain circumstances, Ray rock will pay a fee to Glamis of CDN$ 2 million. BlackRock Ventures Inc., which holds approximately 25.5% of the votes attached to Rayrock's outstanding shares, has agreed to vote in favour of the Arrangement.

As part of the transaction, A. Dan Rovig has been appointed a director of Glamis and elected Chairman of the Board. Chester F. Millar, the former Chairman, remains on the Board of Glamis.
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"It is Mr. Millar's leadership that made it possible to take this step to significantly improve the Company's asset base and production profile," said C. Kevin McArthur, President and CEO of Glamis Gold.

"The proposed arrangement with Glamis is the culmination of months of effort to develop a transaction that would maximize Rayrock shareholder value", said Jim Askew, Rayrock's President and Chief Executive Officer. "The new company will be extremely well positioned to build asset value for shareholders going forward, and we expect that Rayrock's shareholders will be very supportive of the transaction."

Rayrock also announced that it has postponed until February 19, 1999 the meeting of Rayrock shareholders that had been requisitioned by Quest Ventures Ltd. and which was scheduled to be held in Toronto on Friday, November 20, 1998. "Quest requisitioned the meeting for the purpose of electing a new board that would then effect a staged liquidation of Rayrock", said Mr. Askew. "It would not be appropriate or in our shareholders' best interests to force them to vote on the Quest proposal until they have had a fair opportunity to consider the details of the proposed arrangement with Glamis. We will present the Glamis arrangement as well as the Quest proposal to our shareholders at the postponed meeting and let them decide which course Rayrock will follow."

Rayrock produces gold from three mines in Nevada and copper from the Ivan Mine located in the Atacama region of Chile. The Dee mine located on the Carlin Trend, Daisy mine located in southern Nevada and the Marigold mine (a joint venture in which Rayrock owns a 66.7% interest) are primarily open pit gold operations.

Glamis is a low-cost, growth-oriented gold mining company engaged in the open pit mining and extraction of precious metals by the heap leach process. Glamis ended the September 30, 1998 period in a strong, debt-free financial position, with working capital of $36.8 million, including cash of approximately $30.0 million.

For further information contact:
         Glamis Gold Ltd.
         5190 Neil Road, Suite 310
         Reno, NV 89502
         Tel:     (702) 827-4600 ext. 103
         Fax:     (702) 827-5044
         info@glamis.com